Exhibit 99.1

Contact:	Dave Stockert Post Properties, Inc. (404) 846-5000	PRESS RELEASE

Post Properties Announces Christopher J. Papa to Step Down as Chief Financial Officer

ATLANTA, Monday, May 9, 2016 – Post Properties, Inc. (NYSE:PPS) announced today that Chief Financial Officer, Christopher J. Papa, will be stepping down from his role, effective May 31, 2016, in order to assume the position of Chief Financial Officer of Liberty Property Trust (NYSE:LPT). Mr. Papa has served as Post’s Chief Financial Officer since 2003.

Post plans to immediately begin the search for Mr. Papa’s replacement. Until such replacement is identified, Mr. Papa’s responsibilities will be assumed by other members of Post’s senior management team, including Arthur J. Quirk, who has been Post’s Chief Accounting Officer since 2001.

Said David P. Stockert, Post’s CEO and President, “Chris has been an effective and valued member of the leadership team here at Post, and has been instrumental in shaping what is one of the strongest balance sheets in the REIT sector. We all wish Chris every success with this new opportunity.”

About Post Properties

Post Properties, founded 45 years ago, is a leading developer and operator of upscale multifamily communities. Operating as a real estate investment trust (“REIT”), the Company focuses on developing and managing Post® branded high density urban and resort-style garden apartments. Post Properties is headquartered in Atlanta, Georgia, and has operations in ten markets across the country.

Post Properties has interests in 24,162 apartment units in 61 communities, including 1,471 apartment units in four communities held in unconsolidated entities and 2,630 apartment units in seven communities currently under development or in lease-up.

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